ADVISORY AND SERVICE CONTRACT
          (Lindner Growth Fund, a Series of Lindner Investments)


      THIS ADVISORY AND SERVICE CONTRACT is entered into effective as of June 28, 1995, by and between LINDNER INVESTMENTS, a Massachusetts business trust (the "Trust"), on behalf of its Series designated as "Lindner Growth Fund" (the "Series"), and RYBACK MANAGEMENT CORPORATION, a Michigan corporation (the "Adviser").

      WHEREAS, the Trust is registered and operates as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust and the Adviser have previously entered into an Advisory and Service Contract which reserves to them the right to negotiate and execute a separate advisory and service contract with respect to a particular series of shares of the Trust; and

      WHEREAS, the Trust and the Adviser desire to enter into such a separate agreement with respect to the Series; and

      WHEREAS, the Trust desires to avail itself of the services, information, advice, assistance and facilities of the Adviser and to have the Adviser perform for it various investment advisory and research services and other management services in connection with the Series; and

      WHEREAS, the Adviser has been organized to operate as an investment adviser and is registered under the Investment Advisers Act of 1940, as amended, and desires to provide such investment advisory services to the Trust;

      NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

      1. Employment of the Adviser. The Trust hereby engages the Adviser to manage the investment and reinvestment of the assets of Lindner Growth Fund for the period and on the terms hereinafter set forth. The Adviser hereby accepts such engagement and agrees during such period to render services and to assume obligations herein set forth for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

      2. Duties of Adviser. In providing the services set forth herein, the Adviser undertakes to afford to the Series the advice and assistance of the Adviser's organization in the choice of investments and to furnish for the use of the Series office space and all necessary office facilities, equipment and personnel for servicing the investments of the Series and maintaining its organization, and to pay all promotional expenses, salaries and fees of all officers and directors who are interested persons of the Series and for all clerical services relating to research, statistical and investment work. The investment policies and all other actions of the Series are and shall at all times be subject to the control and direction of its Board of Trustees. The Adviser may, at its expense, employ one or more sub-advisers. References herein to the Adviser shall include any sub-adviser employed by the Adviser. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities of the Series. In making such selections, the Adviser is authorized to consider such factors as it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution ability of the broker or dealer, and the reasonableness of the commissions both for the specific transaction and on a continuing basis. The commission paid to such broker or dealer may be higher than that which might be charged by another broker or dealer for effecting the same transaction if a good faith determination is made by the Adviser that such commissions are reasonable in relation to the value of the brokerage and research services provided, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser as to the accounts as to which it exercises investment discretion. In making such determination, the Adviser need not place or attempt to place a specific dollar value on such services or on the portion of the commission reflecting such services.

      3. Permissible Interests. Subject to and in accordance with the Declaration of Trust of the Trust and the Articles of Incorporation of the Adviser, trustees, officers, and shareholders of the Series are, or may be or become interested in the Adviser as directors, officers or otherwise and directors, officers and shareholders or otherwise of the Adviser are or may be or become interested in the Series as trustees, officers, shareholders or otherwise, and the Adviser may be or become interested in the Series as shareholder or otherwise; and the effect of any such interrelationships shall be governed by said Declaration of Trust or Articles of Incorporation, as the case may be, and the 1940 Act.

      4. Compensation of the Adviser. For the services and facilities to be furnished by the Adviser hereunder, the Series shall pay the Adviser an annual fee computed on the basis of the Series' average net assets and the Series' investment performance compared to the investment record of Standard & Poor's 500 Stock Composite Index.

      (a) The Series' investment performance for any fiscal year shall mean the sum of:

            (1) The change in its net asset value per share during such fiscal year; and

            (2) The value of its cash and optional distributions per share accumulated to the end of such fiscal year, expressed as a percentage of its net assets value per share at the beginning of such fiscal year. For this purpose, distributions by the Series of realized capital gains and of dividends paid from investment income shall be treated as reinvested at the net asset value per share in effect at the close of business on the ex-date for the payment of such distributions or dividends.

      (b) The investment record of the Standard & Poor's 5000 Stock Composite Index for any fiscal year shall mean the sum of:

            (1) The change in the level of the index during such fiscal year; and

            (2) The value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated at the end of such fiscal year, expressed as a percentage of the index level at the beginning of such fiscal year. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at the end of each calendar quarter following the payment of the dividend.

      (c) The Series' average net assets shall be the sum of the net assets, exclusive of any accrued performance bonus or penalty, at the beginning and end of each month of the fiscal year, divided by twenty-four.

      Compensation for each fiscal year shall be the following percentage of average net assets:

Basic Fee:

      On the first $50 million of average net assets ... 0.7%
      On the excess over $50 million to $400 million
       average net assets .............................. 0.6%
      On the excess over $400 million average net
       assets .......................................... 0.5%

Plus or minus the following percentages of average net assets:

      If the Series' investment performance for any fiscal year exceeds the investment record of the Standard & Poor's 500 Stock Composite Index by:

            6 to 12 percentage points .............. plus 0.1%
            more than 12 percentage points ......... plus 0.2%

      If the Series' investment performance for any fiscal year falls below the investment record of the Standard & Poor's 500 Stock Composite Index by:

            6 to 12 percentage points ............. minus 0.1%
            more than 12 percentage points ........ minus 0.2%

      As soon as practicable after the last day of each fiscal quarter, the Series shall pay as an installment toward the annual fee, the lesser of:

            0.1% of average net assets for the quarter, or the amount by which 0.375% of the first $30 million of average net assets for the quarter plus 0.25% of average net assets for the quarter in excess of $30 million exceed the Series' operating and management expenses, exclusive of taxes, interest and the adviser's compensation.

      The excess of the annual fee over the quarterly installments or over any payments of the advisory fee for any quarter of the current fiscal year made heretofore shall be paid within 30 days after receipt of the accountant's report covering the Series' operations for the fiscal year.

      The Adviser shall reimburse the Series for any excess of annual operating and management expenses, exclusive of taxes and interest but including the Adviser's compensation, over 1-1/2% of the first $30,000,000 of the Series' average net assets plus 1% of average net assets in excess of $30,000,000 for any fiscal year.

      5. Compensation Upon Termination. In case of termination of this Agreement during any quarter, the fee for the quarter shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average asset value for the business days during which it is so in effect.

      It is understood that the Series will pay all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Series shall include, without limitation, interest charges, taxes, fees of trustees who are not interested persons of the Series, other fees and commission of every kind, expenses of issue, sale, repurchase, or redemption of shares, expenses of registering or qualifying shares for sale, charges of custodians (including sums as custodian and for keeping books and similar services to the Series), transfer agents (including the printing and mailing of reports and notices to shareholders), registrars, auditing and legal services, and other expenses not expressly assumed by the Adviser under paragraph 2 hereof.

      6. Status of Adviser. The services of the Adviser to the Series are not to be deemed to be exclusive, the Adviser being free to render services to others and engage in other activities.

      7. Limitation of Liability of Adviser. In the absence of (i) willful misfeasance, bad faith, gross negligence, (ii) reckless disregard of obligations and duties hereunder on the part of the Adviser, or (iii) a loss resulting from a breach of a fiduciary duty with respect to the receipt of compensation for services (in which case any award for damages shall be limited to period and amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to liability whatsoever to the Series or to any shareholder of the Series for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Series. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's Registration Statements under the 1940 Act or the Securities Act of 1933, except for information supplied by the Adviser for inclusion therein.

      8. Limitation of Series' Liability. The Adviser acknowledges that it has received notice of and accepts the limitations upon the Series's liability set forth in its Declaration of Trust. The Adviser agrees that the Series' obligations hereunder in any case shall be limited to the Series and its assets and that the Adviser shall not seek satisfaction of any obligation from the shareholders of a Series nor from any Trustee, officer, employee or agent of the Series.

      9. Purchase of Securities. The Adviser agrees that neither it nor any of its officers or directors will take a long or short position in the securities issued by the Series except that it or they may purchase from the Series, or from a principal underwriter of the Series, shares issued by the Series at the offering price in effect at the moment of such purchase.

      10. Force Majeure. The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control including, but not limited to, acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

      11. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years from the date hereof, and indefinitely thereafter, with respect to the Series, if its continuance after such two-year period shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Series or by the vote of a majority of the Trust's Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval. Except for the first two-year period, if such approval is not obtained, this Agreement shall terminate on the date which is 15 months from the date of the last such approval. Either party hereto may, at any time on 60 days' prior written notice to the other, terminate this Agreement, without the payment of any penalty, by action of its Board of Trustees or Board of Directors, as the case may be, or by the vote of a majority of its outstanding voting securities. This agreement shall terminate automatically in the event of its assignment. This Agreement may be amended at any time by the parties hereto, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of any Series affected by such change.

      12. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      13. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Missouri, provided however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

      14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

      15. Definitions. The terms "vote of a majority of the outstanding voting securities", "assigned" and "interested persons", when used herein, shall have the respective meanings specified in the 1940 Act as now in effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date first above written.

                              LINDNER INVESTMENTS,
                              a Massachusetts business trust,
                              on behalf of LINDNER GROWTH FUND,
                              a series of such trust

                              By: /S/ DOUG T. VALASSIS
                                 Doug T. Valassis, Chairman


                              RYBACK MANAGEMENT CORPORATION, a Michigan corporation

                              By: /S/ ERIC E. RYBACK
                                 Eric E. Ryback, President